Jefferies Group, Inc. Compliance Policy Manual

CoreCommodity Management, LLC

Code of Ethics

September 2012

Issued January 2006

Revised June 2010

Revised July 2011

Revised June 2012

Supersedes all previous Compliance Policies regarding this subject matter

Jefferies Group, Inc.
Code of Ethics

Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) requires that investment advisers adopt a code of ethics which sets forth standards of business conduct, which reflect CoreCommodity, LLC’s (“CoreCommodity” or the “Adviser”) fiduciary obligations as well as the fiduciary obligations of Associated Persons who are supervised persons as that term is defined below. Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) prohibits any affiliated person of the Adviser, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by a Reportable Fund (defined below): (1) to employ any device, scheme or artifice to defraud the Reportable Fund; (2) to make any untrue statement of a material fact to the Reportable Fund or omit to state a material fact necessary in order to make the statements made to the Reportable Fund, in light of the circumstances under which they are made, not misleading; (3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Reportable Fund; or (4) to engage in any manipulative practice with respect to the Reportable Fund.

Among other things, Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act require Access Persons to report their personal securities transactions, including transactions in any fund managed by the Adviser. Each Associated Person is required to provide a written certification annually that he or she has received, read, understands, and will comply with, this Code of Ethics. Capitalized terms used herein and not otherwise defined shall have the same meaning as in the Investment Adviser Compliance Policies and Procedures.

CORECOMMODITY CODE OF ETHICS

This Code of Ethics (the “Code”) is distributed to all “Supervised Persons” (as defined below) of the Adviser and applies to all such persons. The Code incorporates and should be read with the Code of Ethics of the Board of Directors of Jefferies Group, Inc. (the “Jefferies Policies”), which can be found on the Jefferies’ internet site located at www.jefferies.com. In addition, CoreCommodity may supplement this Code (but not contradict it) with other policies and procedures applicable to Associated Persons.

The Adviser requires its Supervised Persons to observe high ethical standards and to comply with all applicable federal securities laws. Supervised Persons and the Adviser are fiduciaries to CoreCommodity’s advisory clients. As fiduciaries, CoreCommodity and its Supervised Persons owe their clients the duties of care and loyalty.

Supervised Persons who have questions or concerns about their responsibilities are encouraged to visit the Compliance page on the Jefferies’ intranet site or discuss these issues with their supervisor or the Compliance Officer. All references in this Code to the Compliance Officer include his or her designee, who may be employed by another member of the Jefferies Group.

Two key definitions in this Code are “Supervised Person” and “Access Person.” All Associated Persons, as well as certain consultants, are “Supervised Persons.” A Supervised Person who is also an Access Person, because of his or her advisory activities, will have to provide initial and annual reports of his or her securities holdings to the Adviser.

SUMMARY OF CODE PROVISIONS

a.	Supervised Persons must report any violations of this Code (including the Jefferies Policies) promptly to the Compliance Officer in addition to any other persons named in the Jefferies Policies.

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Code of Ethics

b.	Supervised Persons are required on an annual basis to review this Code (including the Jefferies Policies) and complete and sign an acknowledgment of receipt and understanding of and compliance with the Code, and any amendments thereto, in the format provided by the Adviser.

c.	Access Persons must provide a report of securities holdings to the Compliance Officer upon first becoming an Access Person, and annually thereafter.

DEFINITIONS

“Access Person” means any director, officer, employee or representative of CoreCommodity who:

a.	has access to non-public information regarding any advisory clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund (as defined below);

b.	in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities (as defined below) by a Reportable Fund (which includes the writing of an option to purchase or sell a Reportable Security), or whose functions relate to the making of any recommendations with respect to such purchases or sales; or

c.	is involved in making securities recommendations to advisory clients, or who has access to recommendations that are non-public.

All directors and officers of CoreCommodity and all CoreCommodity employees who are directors or officers of a Reportable Fund are presumed to be Access Persons.

“Beneficial Ownership” of a security is to be interpreted in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 16a-1(a)(2) adopted thereunder. This means that a person will generally be considered to have “beneficial ownership” of any security in which he or she has direct or indirect pecuniary (monetary) interest. In addition, a person will be deemed to have “beneficial ownership” of securities held by his or her immediate family1 sharing the same household, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared investment power.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer or which, immediately before the registration, was not subject to the reporting requirement of section 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 of this chapter.

[1]	“Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in law, brother-in-law, or sister-in-law, and includes adoptive relationships.

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Code of Ethics

“Reportable Fund” means any investment company registered under the 1940 Act for which CoreCommodity or an affiliate (any entity controlling, controlled by, or under common control with CoreCommodity) serves as investment adviser (as defined in Section 2(a)(20) of the 1940 Act) or as principal underwriter.

“Reportable Security” has the same meaning as that set forth in Section 202(a)(18) of the Advisers Act, and includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing However, in the case of an interest in a limited partnership that invests in securities, the Reportable Security will be the interest in the limited partnership and not the underlying securities in which the partnership invests, provided that the partnership receives investment advice based on its investment objectives rather than on the individual investment objectives of its limited partners.

Reportable Security does not include:

a.	direct obligations of the Government of the United States;

b.	bankers’ acceptances, bank CDs, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	shares issued by money market funds

d.	shares issued by registered open-end investment companies other than Reportable Funds;

e.	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

f.	any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act or Section 2(a)(36) of the 1940 Act. These instruments include, but are not limited to:

i.	futures contracts;

ii.	options on futures contracts;

iii.	general partnership interests, provided generally that the general partnership interest entitles the owner to exercise management control over the partnership; and

iv.	direct interests in real estate.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee, and also means other persons who provide

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Code of Ethics

investment advice on behalf of the Adviser and are subject to the supervision and control of the Adviser. This definition covers any consultants or representatives that are subject to the supervision and control of the Adviser.

“Security Held or to be Acquired by a Reportable Fund” means: (i) any Reportable Security which, within the most recent 15 days: (a) is or has been held by the Reportable Fund; or (b) is being or has been considered by the Reportable Fund or CoreCommodity for purchase by the Reportable Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

REPORTING OBLIGATIONS FOR ACCESS PERSONS

INITIAL HOLDINGS REPORT

Each Access Person must submit to the Compliance Officer a list of all Reportable Securities for which he or she had any direct or indirect Beneficial Ownership, as well as a list of all brokerage or bank accounts in which any securities are held for his or her direct or indirect benefit, as of the date he or she first becomes subject to this Code’s reporting requirements. The Initial Holdings Report must be submitted to the Compliance Officer within 10 days of the date the Access Person becomes subject to this Code’s reporting requirements. The information in the Initial Holding Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.

ANNUAL HOLDINGS REPORT

On an annual basis, each Access Person must submit to the Compliance Officer a list of all Reportable Securities for which he or she has any direct or indirect Beneficial Ownership, as well as a list of any brokerage or bank account in which any securities are held for his or her direct or indirect benefit. The information in the Annual Holdings Report must be current as of a date no more than 45 days before the Report is submitted.

QUARTERLY TRANSACTION REPORTS

On a quarterly basis, no later than 30 days after the end of each calendar quarter, each Access Person must submit to the Compliance Officer a list containing, at a minimum, the following information about each Reportable Securities transaction during the quarter in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

a.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date the Access Person submits the report.

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Code of Ethics

The Access Person may fulfill the Quarterly Transaction Reporting requirement by having duplicate statements of such Access Person’s brokerage account statements (if these are produced quarterly) sent to the Compliance Officer so long as all Reportable Securities transactions are contained on such brokerage statements and such brokerage statements are received by the Compliance Officer no later than 30 days after the end of each calendar quarter. Any Reportable Securities transaction not contained on a brokerage statement will need to be reported to the Compliance Officer in a separate Quarterly Transaction Report.

Notice of Access Persons Status

The Compliance Officer will notify each person who becomes an Access Person of the Adviser of the reporting requirements applicable to Access Persons.

REVIEW AND ENFORCEMENT

In connection with Access Persons, the Compliance Officer or his or her designee will, on a quarterly basis, compare reported personal securities transactions with completed transactions of the Adviser’s advisory clients during the period to determine whether a violation of this Code may have occurred.

•	In determining whether a violation occurred, the Compliance Officer will consult with appropriate Adviser personnel and they will consider the facts and circumstances surrounding the occurrence along with any explanation and discussion by interested and/or involved parties and their supervisors.

•	If a violation is found to have occurred, the Compliance Officer and appropriate Adviser personnel will impose corrective action as they deem appropriate under the circumstances.

•	The Adviser will impose sanctions that range from oral warnings for the first violation, to written warnings, consideration of Code violations in determining bonuses, suspension, and termination.

PRE-APPROVAL OF CERTAIN INVESTMENTS

Access Persons must obtain pre-approval from the Compliance Officer, or his or her designee, to directly or indirectly acquire beneficial ownership in any security in an Initial Public Offering or in a Limited Offering.

RECORDS

The Compliance Officer, or his or her designee, will maintain the following records, which will be available for examination by the Securities and Exchange Commission.

a.	A copy of this Code and any other code of ethics adopted by the Adviser that is, or at any time within the past five years has been, in effect (maintained in an easily accessible place).

b.	A record of any violation of this Code and of any action taken or sanction imposed as a result of any violation (maintained in an easily accessible place for at least five years following the end of the fiscal year in which the violation occurs).

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c.	A copy of each report submitted under this Code, including any information provided in lieu of any reports made under the Code (maintained for at least five years from the end of the fiscal year in which the report is made, the first two years in an easily accessible place).

d.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and those persons who are or were responsible for reviewing the reports (maintained in an easily accessible place).

e.	A copy of all written acknowledgments of this Code for each person who is currently, or within the past five years was, a Supervised Person.

f.	A record of any decision to preapprove securities transactions for Access Persons, if any (maintained for at least five years after the end of the fiscal year in which the approval is granted).

MISCELLANEOUS

CONFIDENTIALITY

All reports of securities transactions and any other information filed with the Adviser pursuant to this Code will be treated as confidential. The Adviser or its affiliates may disclose copies of reports and information to the Securities and Exchange Commission or as otherwise required by applicable law, rule or regulation, or as directed or requested by an applicable regulatory or self-regulatory authority.

INTERPRETATION OF PROVISIONS

The Adviser may from time to time adopt interpretations of this Code as it deems appropriate.

DISTRIBUTION OF CODE, ACKNOWLEDGMENT OF RECEIPT AND ANNUAL CERTIFICATION OF COMPLIANCE

All Supervised Persons will receive a copy of this Code (including the Jefferies Policies) and any amendments. All Supervised Persons will be required to sign an acknowledgement of understanding of and compliance with the Code in the format provided by the Adviser for any initial or amended copy of this Code, and each year thereafter.

REPORTING VIOLATIONS

Supervised Persons must promptly report any violation of this Code (including the Jefferies Policies) to the Compliance Officer, in addition to any other persons named in the Jefferies Policies.

Jefferies Group, Inc.